WU & KAO, P.L.L.C. ATTORNEYS AT LAW 747 THIRD AVENUE 22ND FLOOR NEW YORK, NEW YORK 10017 (212) 755-8880	FACSIMILE (212) 755-8890 (212) 755-0095 (212) 755-5049 WRITER’S DIRECT LINE (212)

April 8, 2011

China Resources Development Inc.
c/o SSC Mandarin Investment Group Limited
1402 China Resources Building
26 Harbour Road, Wanchai
Hong Kong

Attn:  Mr. Seng Leong Lee, CEO

Dear Mr. Lee:

We have acted as Special Chinese Counsel to China Resources Development Inc., a Cayman Island corporation (the “Company”), in connection with the offering by the Company of 7,500,000 Units.

In connection with this opinion, we have examined signed and conformed copies of the Registration Statement on Form S-1 (File No. 333-171727) relating to the Securities, filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”).

Based on the foregoing, we are of the opinion that the statements under the captions “Risk Factors-Risks related to China and Basic Minerals Mining and Related Industries-Risks associated with acquiring a business in China,” “Business-Chinese Mineral Mining Industry Trends” and “Business-Government Regulations” in the Prospectus, insofar as such statements constitute a summary of documents referred to therein or matters of law, fairly summarize in all material respects the information called for with respect to such documents and matters.

Very truly yours,

WU & KAO, PLLC